PLY GEM INDUSTRIES NAMES GARY ROBINETTE PRESIDENT AND CEO

Executive Was One of Leaders of Stock Building Supply’s
Growth Over Past Eighteen Years

Kearney, Missouri, September 22, 2006 - Ply Gem Industries, Inc. today announced that Gary Robinette has been named the company's President and Chief Executive Officer, effective October 2, 2006. Mr. Robinette most recently served as Executive Vice President of Operations of Stock Building Supply (SBS), a leading supplier of building materials and services to professional contractors, and was a member of the North American management board of Wolseley plc, SBS’s parent company. A 25-year veteran of the building supply industry, he succeeds Lee D. Meyer who announced previously that he would retire upon the selection of a new CEO.

During his eighteen-year tenure with SBS and its predecessor companies, Mr. Robinette was one of the leaders of the company's exponential growth during that period. At the time Mr. Robinette joined SBS, it operated seven stores in North Carolina generating $100 million in sales. As a result of significant organic growth and strategic acquisitions, SBS today operates 314 stores in 33 states with annual sales of more than $5 billion.

Robert A. Ferris, a Managing Director of Caxton-Iseman Capital, Inc., Ply Gem's majority shareholder, said: "Gary Robinette is one of the outstanding professionals in the building supply industry and we are pleased to welcome him as Ply Gem’s new CEO. Gary has demonstrated vision for developing organizations, and has a long track record of driving significant growth and outstanding performance. He is a great leader and team builder who is particularly distinguished in areas that are critical to Ply Gem’s continued success such as new business development, acquisitions and cost containment. We are confident that Ply Gem will continue to grow profitably and further strengthen its commitment to its customers under Gary’s leadership.

“We thank Lee Meyer for driving the development of Ply Gem’s leadership positions in its markets, and wish him success and enjoyment in his retirement,” Mr. Ferris concluded.

Mr. Robinette said: "It is an honor to become CEO of Ply Gem at this exciting time for the company and the building supply industry. I have known Ply Gem as a business partner for many years and have great respect for its brands, people and the quality of its operations. The company has grown impressively in recent years and I look forward to working with my new colleagues, as well as our partners at Caxton-Iseman, to capitalize on the many attractive growth opportunities available to us.”

Mr. Robinette joined Carolina Builders Corporation, a predecessor to SBS, as Chief Financial Officer in 1988, and in 1993 was named President of ERB Lumber Company, another predecessor company. He assumed his most recent responsibilities in 1998. From 1980 to 1988, Mr. Robinette served as Chief Financial Officer of Mutual Manufacturing and Supply, a fabricator of specialty industrial pipe valves and fittings. Earlier in his career he served in various capacities with Cindus Corporation, Avon Products and Procter & Gamble.

Mr. Robinette received a BS in accounting from Tiffin University, where he is a member of the Board of Trustees, and a MBA from Xavier University, where he is a member of the President’s Advisory Board. He is also an advisory board member of Harvard University’s Joint Center for Housing.

About Ply Gem Industries
Ply Gem Industries, Inc. is a leading manufacturer of residential exterior building products. The company sells a broad range of vinyl siding, vinyl, aluminum and wood windows, aluminum trim coil, aluminum siding and accessories, and vinyl and composite fence, railing and decking products. Ply Gem is a wholly owned subsidiary of Ply Gem Holdings, Inc., which is controlled by affiliates of Caxton-Iseman Capital. For more information, please visit the Company's website at www.plygem.com.

About Caxton-Iseman Capital
Caxton-Iseman Capital, Inc. is a New York-based private equity firm. In addition to Ply Gem, its portfolio companies include Buffets, Inc., a leading owner and operator of buffet-style restaurants; Electrograph Systems, Inc., a leading national value-added distributor of display technology solutions; and Prodigy Health Group, Inc., a health care services company. Caxton-Iseman's investment vehicles have available capital in excess of $2 billion.

This document and oral statements made from time to time by our representatives may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the Company's current plans and expectations and involve risks and uncertainties that could cause actual future activities and results of operations to be materially different from those set forth in the forward-looking statements. Important factors impacting such forward-looking statements include the availability and cost of raw materials and purchased components, the level of construction and remodeling activity, changes in general economic conditions, the rate of sales growth, and product liability claims. The Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise. For further information, please refer to the reports and filings of the Company with the Securities and Exchange Commission.

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